UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 11, 2012

Century Aluminum Company
(Exact name of registrant as specified in its charter)

Delaware	1-34474	13-3070826
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2511 Garden Road Building A, Suite 200 Monterey, California (Address of principal executive offices)	93940 (Zip Code)
(831) 642-9300
(Registrant's telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

On June 11, 2012, Century Aluminum Company (the “Company”) issued a press release announcing that its wholly owned subsidiary, Century Anodes B.V. (“Century Anodes”), has entered into a definitive agreement (the "purchase agreement") with the trustee and certain creditors of the bankrupt estate of Zeeland Aluminum Company N.V. ("Zalco") to purchase substantially all of the assets of the former Zalco anode production facility located in Vlissingen, The Netherlands for EUR 10 million in cash.  Century Anodes will not assume any historical liabilities in the transaction.  Additional information regarding the purchase is set forth in the purchase agreement and the Company's press release attached as Exhibits 99.1 and 99.2, respectively, which are incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits

(d)  Exhibits

Exhibit Number	Description
99.1
Agreement on the Transfer and Division of Right of Ground Lease and Right of Superficies and the Transfer of Movable Goods with Respect to the Property of Zeeland Aluminium Company N.V. (in Bankruptcy), dated as of June 11, 2012, by and among N.V. Zeeland Seaports, UTB Holdings B.V., Century Anodes B.V., The Trustees in the Bankruptcy of Zeeland Aluminium Company N.V. and N.V. Nationale Borg-Maatschappij

99.2	Press Release, dated June 11, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTURY ALUMINUM COMPANY
Date:	June 13, 2012	By:	/s/ William J. Leatherberry
Name: William J. Leatherberry Title: Executive Vice President, Chief Legal Officer, General Counsel and Secretary

Exhibit Index

Exhibit Number	Description
99.1
Agreement on the Transfer and Division of Right of Ground Lease and Right of Superficies and the Transfer of Movable Goods with Respect to the Property of Zeeland Aluminium Company N.V. (in Bankruptcy), by and among N.V. Zeeland Seaports, UTB Holdings B.V., Century Anodes B.V., The Trustees in the Bankruptcy of Zeeland Aluminium Company N.V. and N.V. Nationale Borg-Maatschappij

99.2	Press Release, dated June 11, 2012